April 16, 2015

Micromem Technologies Inc.
121 Richmond Street West, Suite 304
Toronto, ON
M5H 2K1
Canada

Re: Consent to Use of Opinion

We refer to the legal opinion rendered by our firm under the laws of the Province of Ontario with respect to the registration statement on Form S-8 (the “Registration Statement”) to be filed by Micromem Technologies Inc. (the “Corporation”) with the Securities and Exchange Commission (the “Commission”) on or about April 17, 2015.

We hereby consent to the use of that opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Yours truly,

/s/ ORMSTON LIST FRAWLEY LLP